Exhibit 10.13

To: Carole Murko

Terms of Separation Dear Carole:

Dear Carole:

This letter confirms the agreement (“Agreement”) between you and Netcapital Inc. (the

“Company”) concerning the terms of your separation and the termination of the Employment Agreement between the Company and you dated March 10, 2020 (the “Employment Agreement”), in exchange for a mutual general release of claims and covenant not to sue.

1.	Separation Date: January 7, 2022 (the “Separation Date”).
2.	Return of Company Property:

You hereby warrant to the Company that you will have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control by the Separation Date.

This includes but is not limited to:

●	Keys and badges
●	Any equipment
●	Documents and records

except for such Company property as the Company’s Chief Technology Officer has given you permission to retain on a temporary basis until requested to return such property to the Company.

3.	Vesting of Shares:

Your remaining balance of 8,855 unvested shares of NCPL will vest upon signing this agreement.

4.	Severance Pay:

You will receive severance pay equal to four week’s salary of $7,384.60 before ordinary tax withholding in a lump sum upon signing this agreement.

5.	General Release and Waiver of Claims:

The payments and promises set forth in this Agreement and the Employment Agreement are in full satisfaction of all accrued compensation to which you may be entitled by virtue of your work with the Company or your separation from the Company.

To the fullest extent permitted by law, you and the Company each hereby release and waive any other claims you may have against the other party and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known from the beginning of time to the date of execution of this Agreement, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

6.	Non-disparagement:

Each party agrees that it will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit you and the Company from providing truthful information in response to a subpoena or other legal process.

7.	Arbitration:

Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Delaware, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement.

Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

8.	Attorneys’ Fees:

If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs, and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

9.	Confidentiality:

The contents, terms, and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant, or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

10.	No Admission of Liability:

This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.

11.	Complete and Voluntary Agreement:

This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. Each party acknowledges that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing the other party to execute the Agreement, and each party acknowledges that it has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that each party is executing this Agreement voluntarily, free of any duress or coercion.

12.	Severability:

The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

13.	Modification; Counterparts; Facsimile/PDF Signatures:

It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

14.	Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

We advise you to consult an attorney prior to signing this agreement.

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